09	SEMIANNUAL REPORT

RS Variable Products Trust

RS Large Cap Alpha VIP Series

6/30/09

Except as otherwise specifically stated, all information and investment team commentary, including portfolio security positions, is as of June 30, 2009. The views expressed in the investment team letters are those of the Fund’s portfolio manager(s) and are subject to change without notice. They do not necessarily represent the views of RS Investments. The letters contain some forward-looking statements providing current expectations or forecasts of future events; they do not necessarily relate to historical or current facts. There can be no guarantee that any forward-looking statement will be realized. We undertake no obligation to publicly update forward-looking statements, whether as a result of new information, future events, or otherwise. Any discussions of specific securities should not be considered a recommendation to buy or sell those securities. Fund holdings will vary.

RS Large Cap Alpha VIP Series (formerly RS Core Equity VIP Series)

MacKenzie B. Davis, CFA

is a co-portfolio manager and an analyst on the RS Value Team. He has been a co-portfolio manager of RS Global Natural Resources Fund since 2005, of RS Value Fund, RS Partners Fund and RS Investors Fund since 2006, and of RS Large Cap Alpha Fund since March 2009; he also co-manages separate accounts. Prior to joining RS Investments in 2004 as an analyst on the RS Value Team, MacKenzie spent four years as a high-yield analyst at Fidelity Management & Research Company, covering technology, telecommunications, industrial, and energy issuers. Previously, he was a vice president at Fidelity Capital Markets, focusing on origination and financial engineering initiatives. He was also an analyst at Goldman Sachs & Company. MacKenzie holds an A.B. from Brown University in mathematical economics and modern American history. MacKenzie is a CFA Charterholder.

David J. Kelley

is a co-portfolio manager and an analyst on the RS Value Team. He has been a co-portfolio manager of RS Partners Fund and of RS Value Fund since 2004, of RS Investors Fund since its inception, and of RS Large Cap Alpha Fund since March 2009; he also co-manages separate accounts. Prior to joining RS Investments in 2002 as an analyst on the RS Value Team, David was a small-cap analyst at Pequot Capital Management from 2001 to 2002. Previously, he had served as an analyst for three years with Crestwood Capital, an ING-affiliated hedge fund group, and spent three years as a senior analyst at Goldman Sachs & Company in the mergers and acquisitions department. David earned a B.A. in history from Yale University and an M.B.A. from Harvard Business School.

Joseph Mainelli

is a co-portfolio manager and an analyst on the RS Value Team. Joe has been a co-portfolio manager of RS Large Cap Alpha Fund since March 2009 and of RS Partners Fund, RS Value Fund, and RS Investors Fund since May 2009; he also co-manages separate accounts. Prior to joining RS Investments in 2007 as an analyst in the RS Value Team, he was an equity research analyst focusing on small- and mid-cap value investments at David J. Greene & Company for three years. Prior to that, he was an equity research analyst at the hedge funds of Sagamore Hill Capital and ING Furman Selz Asset Management. Joe holds a B.A. in anthropology from Princeton University and an M.B.A. from Columbia Business School.

RS Large Cap Alpha VIP Series	3

RS Large Cap Alpha VIP Series (continued)

Andrew P. Pilara, Jr.

is a co-portfolio manager and analyst on the RS Value Team. He has managed RS Partners Fund, RS Investors Fund, and RS Global Natural Resources Fund since their inceptions, and RS Large Cap Alpha Fund since March 2009. Andy has been responsible for the management of RS Value Fund since 2002, and has been a member of that Fund’s management team since 1999. He also manages separate accounts. Prior to joining the firm in 1993, he was president of Pilara Associates, an investment management firm he established in 1974. He has been involved in the securities business for more than 30 years, with experience in portfolio management, research, trading, and sales. Andy holds a B.A. in economics from Saint Mary’s College.

Kenneth L. Settles Jr., CFA

is a co-portfolio manager and an analyst on the RS Value Team. Ken has been a co-portfolio manager of RS Global Natural Resources Fund since 2007, of RS Large Cap Alpha Fund since March 2009 and of RS Partners Fund, RS Value Fund and RS Investors Fund since May 2009. Prior to joining the firm in 2006, he was a senior energy analyst at Neuberger Berman, LLC for seven years where he also co-managed the Neuberger Berman Premier Energy Portfolio. Previously, Ken spent three years at Salomon Smith Barney, Inc. where he was a financial analyst. Ken holds a B.A. in economics from Williams College. Ken is a CFA Charterholder.

Joseph A. Wolf

is a co-portfolio manager and an analyst on the RS Value Team. He has been co–portfolio manager of RS Partners Fund and RS Value Fund since 2004, of RS Investors Fund since its inception, and of RS Large Cap Alpha Fund since March 2009; he also co-manages separate accounts. Previously, he had worked as a senior financial analyst at Goldman Sachs & Company for four years in both the equities division and the strategic consulting group. Joe holds a B.A. in medicine and psychology from Vanderbilt University and an M.B.A. from Harvard Business School.

*	Includes service as the portfolio manager of the Fund’s predecessor fund for periods prior to October 9, 2006, the commencement of operations of the Fund.

The Statement of Additional Information provides further information about the investment team, including information regarding their compensation, other accounts they manage, and their ownership interests in the Fund. For information on how to receive a copy of the Statement of Additional Information, please see the back cover of the relevant Prospectus or visit our Web site at www.guardianinvestor.com.

4	RS Large Cap Alpha VIP Series

Highlights

➢	During a period of dramatic volatility in equity market performance, RS Large Cap Alpha VIP Series outperformed the Russell 1000® Value Index[3] and S&P 500® Index.[4]

➢

Performance relative to the Russell 1000® Value Index was supported by stock selection in the energy sector. Overweight exposure to the technology sector also benefited relative performance, as did the Fund’s stock selection in the financial services, health care, and producer durables sectors.

➢

Relative performance was hurt by stock selection in the materials and consumer discretionary sectors. The Fund’s residual cash balance also dampened relative returns during the second quarter market rally.

Market Overview

Through the first six months of 2009, we witnessed substantial volatility in the equity markets. After extending its fourth quarter losses into the first quarter, the equity market posted its biggest short-term rally since 1938, with the S&P 500® Index4 advancing over 40% in just 67 trading days following the March 9 low. As massive, coordinated government stimulus efforts across the globe reduced fears of another Great Depression, investors began to reconsider many of the stocks that sold off so sharply on concerns over a possible worst-case economic scenario. As investors began to hope for a return to a more normalized economic environment, they sought bargains among heavily discounted shares, even in those companies with challenged business models or substantial leverage. In addition, commodity stocks and cyclically sensitive shares were strong performers during the recent market resurgence.

Fund Performance Overview

RS Large Cap Alpha VIP Series returned 3.35% during the six-month period ending June 30, 2009, outperforming the -2.87% return provided by the Russell 1000® Value Index and the 3.16% return provided by the S&P 500® Index. The current investment team of RS Large Cap Alpha VIP Series began managing the Fund effective March 30, 2009.

The Fund’s stock selection in the energy sector was particularly favorable in the first half of 2009, as many of our individual holdings benefited from improved economic expectations and resilient commodity prices, particularly during the second quarter. Positive performers included pipeline company Enterprise Products Partners L.P. and oilfield services provider Schlumberger Ltd. In both the energy and raw materials sectors, our goal is to optimize risk-adjusted returns across full business and commodities cycles, while limiting downside risk. For this reason, we continue to focus on companies that we believe own advantaged assets that we can purchase at discounted valuations, as measured against our conservative long-term commodity price assumptions.

Fund performance was also assisted by our stock selection in the health care sector. In particular, the Fund benefited from news that drug maker Schering-Plough, one of our holdings, was being acquired by rival Merck during the period.

Other positive contributors for the period included payments processing company MasterCard, which performed well in the period despite the weak consumer spending and financing environment. Meanwhile, shares of computer and device maker Apple also contributed positive returns.

Providing some offset to these positive contributions was Japanese video game manufacturer Nintendo. Despite positive consumer response to Nintendo’s new Wii gaming platform, the company’s financial performance has been negatively impacted by currency fluctuations.

Among the Fund’s industrial holdings, relative returns were hindered by a stake in waste disposal services provider Republic Services, which declined in the first quarter after issuing lower earnings guidance. Finally, while the Fund’s performance benefited from overall stock selection in the financial services sector, insurer Aon Corporation was one of the largest individual detractors during the period. Aon declined along with other insurance providers on concerns over the weakening economic climate, capital constraints, and investment losses. Despite the recent underperformance of many insurance stocks, we continue to have a positive

RS Large Cap Alpha VIP Series	5

RS Large Cap Alpha VIP Series (continued)

bias toward attractively valued, well funded insurers that we believe can take market share away from their financially challenged competitors.

Outlook

The members of our investment team continue to rely on in-depth fundamental research and rigorous quantitative analysis to seek to identify large cap companies that offer strong competitive advantages and solid management teams. The current environment is providing us the opportunity to invest in many compelling companies that are trading at some of the most attractive valuations that we’ve seen in years.

Sincerely,

MacKenzie Davis, CFA Co-Portfolio Manager	David Kelley Co-Portfolio Manager

Joseph Mainelli Co-Portfolio Manager	Andy Pilara Co-Portfolio Manager

Ken Settles, CFA Co-Portfolio Manager	Joe Wolf Co-Portfolio Manager

RS Funds are sold by prospectus only. You should carefully consider the investment objectives, risks, charges and expenses of the RS Funds before making an investment decision. The prospectus contains this and other important information. Please read it carefully before investing or sending money. Please visit our web site at www.guardianinvestor.com or to obtain a printed copy, call 800-221-3253.

Any discussions of specific securities should not be considered a recommendation to buy or sell those securities. Fund holdings will vary.

Except as otherwise specifically stated, all information and investment team commentary, including portfolio security positions, is as of June 30, 2009.

As with all mutual funds, the value of an investment in the Fund could decline, in which case you could lose money. The Fund invests primarily in equity securities and therefore exposes you to the general risks of investing in stock markets.

6	RS Large Cap Alpha VIP Series

Total Net Assets: $706,739,869	Data as of June 30, 2009

Sector Allocation vs. Index[1]

Top Ten Holdings[2]

Holding	Percentage of Total Net Assets
Occidental Petroleum Corp.	3.45%
Exxon Mobil Corp.	3.22%
Fidelity National Information Services, Inc.	3.16%
Covidien PLC	3.07%
JPMorgan Chase & Co.	3.05%
eBay, Inc.	2.76%
Pfizer, Inc.	2.65%
Aon Corp.	2.58%
Western Union Co.	2.51%
Schlumberger Ltd.	2.48%
Total	28.93%

1	The Fund’s holdings are allocated to each sector based on their Russell Global Sector classification. If a holding is not classified by Russell, it is assigned a Russell designation by RS Investments. Cash includes short-term investments and net other assets and liabilities.

2	Portfolio holdings are subject to change and should not be considered a recommendation to buy or sell individual securities.

3

The Russell 1000® Value Index measures the performance of the broad value segment of the U.S. equity value universe. It includes those Russell 3000 companies with lower price-to-book ratios and lower forecasted growth values. Index results assume the reinvestment of dividends paid on the stocks constituting the index. Unlike the Fund, the index does not incur fees or expenses.

4

The S&P 500® Index is an unmanaged market-capitalization-weighted index of 500 stocks designed to measure performance of the broad domestic economy through changes in the aggregate market value of 500 stocks representing all major industries. Index results assume the reinvestment of dividends paid on the stocks constituting the index. You may not invest in the index, and, unlike the Fund, the index does not incur fees or expenses. The Fund is changing its benchmark from the S&P 500® Index to the Russell 1000® Value Index because RS Investments believes that, due to changes to the Fund’s investment strategy, the Russell 1000® Value Index is more representative of the Fund’s investment universe.

RS Large Cap Alpha VIP Series	7

RS Large Cap Alpha VIP Series (continued)

Performance Update Average Annual Returns as of 6/30/09

	Inception Date	Year-to-Date	1 Year	3 Year	5 Year	10 Year	Since Inception
RS Large Cap Alpha VIP Series	4/13/83	3.35%	-23.59%	-1.33%	1.48%	-2.09%	9.88%
Russell 1000® Value Index[3]		-2.87%	-29.03%	-11.11%	-2.12%	-0.15%	10.49%
S&P 500® Index[4]		3.16%	-26.21%	-8.22%	-2.24%	-2.22%	9.86%

Since inception performance for the indexes is measured from 3/31/1983, the month end prior to the Fund’s commencement of operations.

Results of a Hypothetical $10,000 Investment

The chart above shows the performance of a hypothetical $10,000 investment made 10 years ago in RS Large Cap Alpha VIP Series, the Russell 1000® Value Index, and in the S&P 500® Index. Index returns do not include the fees and expenses of the Fund, but do include the reinvestment of dividends. The Fund is changing its benchmark from the S&P 500® Index to the Russell 1000® Value Index because RS Investments believes that, due to changes to the Fund’s investment strategy, the Russell 1000® Value Index is more representative of the Fund’s investment universe.

Performance quoted represents past performance and does not guarantee future results. The Fund is the successor to The Guardian Stock Fund; performance shown includes performance of the predecessor fund for periods prior to October 9, 2006. Investment return and principal value will fluctuate, so shares, when redeemed, may be worth more or less than their original cost. Please keep in mind that any high double-digit returns are highly unusual and cannot be sustained. The Fund’s total gross annual operating expense ratio as of the most current prospectus is 0.56%. For more information on expense ratios see the Financial Highlights section. Fees and expenses are factored into the net asset value of your shares and any performance numbers we release. Total return figures reflect an expense limitation in effect for the periods shown; without such limitation, the performance shown would have been lower. Performance results assume the reinvestment of dividends and capital gains. The return figures shown do not reflect the deduction of taxes that a contractowner/policyholder may pay on Fund distributions or redemption units. The actual total returns for owners of variable annuity contracts or variable life insurance policies that provide for investment in the Fund will be lower to reflect separate account and contract/policy charges. Current and month-end performance information, which may be lower or higher than that cited, is available by calling 800-221-3253 and is periodically updated on our Web site: www.guardianinvestor.com.

8	RS Large Cap Alpha VIP Series

Understanding Your Fund’s Expenses (unaudited)

By investing in the Fund, you incur two types of costs: (1) transaction costs, including, as applicable, sales charges (loads) on purchase payments, reinvested dividends, or other distributions; redemption fees and exchange fees; and (2) ongoing costs, including as applicable, investment advisory fees; distribution (12b-1) fees; and other Fund expenses. The example below is intended to help you understand your ongoing costs (in dollars) of investing in the fund and to compare these costs with the ongoing costs of investing in other mutual funds.

The example is based on an investment of $1,000 invested at the beginning of the period and held for the entire period indicated. The table below shows the Fund’s expenses in two ways:

Expenses based on actual return

This section of the table provides information about actual account values and actual expenses. You may use the information in this section, together with the amount you invested, to estimate the expenses that you paid over the period. Simply divide your account value by $1,000 (for example, an $8,600 account value divided by $1,000 = 8.6), then multiply the result by the number in the first section under the heading entitled “Expenses Paid During Period” to estimate the expenses you paid on your account during this period.

Expenses based on hypothetical 5% return for comparison purposes

This section of the table provides information about hypothetical account values and hypothetical expenses based on the Fund’s actual expense ratio and an assumed rate of return of 5% per year before expenses, which is not the Fund’s actual return. The hypothetical account values and expenses may not be used to estimate the actual ending account balance or expenses you paid for the period. You may use this information to compare the ongoing costs of investing in the Fund with the cost of investing in other mutual funds. To do so, compare this 5% hypothetical example with the 5% hypothetical examples that appear in the shareholder reports of the other funds.

Note that the expenses shown in the table are meant to highlight your ongoing costs only and do not reflect any transactional costs, such as sales charges (loads), redemption fees, or exchange fees. Therefore the second section is useful in comparing ongoing costs only, and will not help you determine the relative total costs of owning different funds. If these transactional costs were included, your costs would have been higher.

	Beginning Account Value 1/1/09	Ending Account Value 6/30/09	Expenses Paid During Period* 1/1/09-6/30/09	Expense Ratio During Period 1/1/09-6/30/09
Based on Actual Return	$1,000.00	$1,033.50	$2.87	0.57%
Based on Hypothetical Return (5% Return Before Expenses)	$1,000.00	$1,021.97	$2.86	0.57%

*	Expenses are equal to the Fund’s annualized expense ratio as indicated, multiplied by the average account value over the period, multiplied by 181/365 (to reflect the one-half year period).

RS Large Cap Alpha VIP Series	9

Schedule of Investments – RS Large Cap Alpha VIP Series

June 30, 2009 (unaudited)	Shares	Value

Common Stocks — 95.8%
Asset Management & Custodian — 3.6%
Invesco Ltd.	790,897	$14,093,785
State Street Corp.	245,150	11,571,080

		25,664,865
Banks – Diversified — 2.1%
Bank of America Corp.	1,136,900	15,007,080

		15,007,080
Banks – Savings, Thrift & Mortgage Lending — 1.3%
People’s United Financial, Inc.	594,008	8,933,880

		8,933,880
Beverage – Soft Drinks — 2.2%
The Coca-Cola Co.	329,833	15,828,686

		15,828,686
Building Materials — 1.8%
Martin Marietta Materials, Inc.	164,265	12,957,223

		12,957,223
Cable Television Services — 2.4%
Liberty Global, Inc., Class A(1)	473,825	7,529,079
Liberty Global, Inc., Series C(1)	588,000	9,296,280

		16,825,359
Chemicals – Diversified — 2.1%
Praxair, Inc.	210,300	14,946,021

		14,946,021
Computer Services Software & Systems — 3.7%
Microsoft Corp.	539,677	12,828,123
Synopsys, Inc.(1)	667,220	13,017,462

		25,845,585
Consumer Services – Miscellaneous — 5.3%
eBay, Inc.(1)	1,138,550	19,503,361
Western Union Co.	1,082,099	17,746,424

		37,249,785
Diversified Financial Services — 4.8%
JPMorgan Chase & Co.	631,171	21,529,243
The Goldman Sachs Group, Inc.	85,267	12,571,766

		34,101,009
Diversified Manufacturing Operations — 1.0%
Danaher Corp.	118,700	7,328,538

		7,328,538
Diversified Materials & Processing — 2.4%
BHP Billiton Ltd., ADR	313,537	17,159,880

		17,159,880
Diversified Retail — 1.0%
Advance Auto Parts, Inc.	171,818	7,128,729
Target Corp.	2,500	98,675

		7,227,404
Drug & Grocery Store Chains — 2.2%
CVS Caremark Corp.	482,930	15,390,979

		15,390,979

June 30, 2009 (unaudited)	Shares	Value

Fertilizers — 1.0%
Potash Corp. of Saskatchewan, Inc.	72,775	$6,771,714

		6,771,714
Financial Data & Systems — 3.2%
Fidelity National Information Services, Inc.	1,119,878	22,352,765

		22,352,765
Foods — 2.3%
General Mills, Inc.	297,313	16,655,474

		16,655,474
Gold — 1.1%
Goldcorp, Inc.	220,511	7,662,757

		7,662,757
Insurance – Life — 5.5%
Aflac, Inc.	551,124	17,134,445
Principal Financial Group, Inc.	443,700	8,359,308
Prudential Financial, Inc.	362,700	13,499,694

		38,993,447
Insurance – Multi-Line — 2.6%
Aon Corp.	482,352	18,266,670

		18,266,670
Insurance – Property-Casualty — 4.1%
ACE Ltd.	325,314	14,388,638
PartnerRe Ltd.	221,764	14,403,572

		28,792,210
Medical & Dental Instruments & Supplies — 4.7%
Covidien PLC	579,709	21,704,305
Zimmer Holdings, Inc.(1)	263,879	11,241,245

		32,945,550
Oil: Crude Producers — 5.9%
Occidental Petroleum Corp.	370,400	24,376,024
XTO Energy, Inc.	447,846	17,080,847

		41,456,871
Oil: Integrated — 3.2%
Exxon Mobil Corp.	325,300	22,741,723

		22,741,723
Oil Well Equipment & Services — 2.5%
Schlumberger Ltd.	323,965	17,529,746

		17,529,746
Personal Care — 1.1%
The Clorox Co.	136,100	7,598,463

		7,598,463
Pharmaceuticals — 10.4%
Abbott Laboratories	333,112	15,669,589
Johnson & Johnson	280,168	15,913,542
Mead Johnson Nutrition Co., Class A(1)	332,599	10,566,670
Merck & Co., Inc.	442,921	12,384,071
Pfizer, Inc.	1,250,300	18,754,500

		73,288,372

The accompanying notes are an integral part of these financial statements.

10	RS Large Cap Alpha VIP Series

June 30, 2009 (unaudited)	Shares	Value

Scientific Instruments – Electrical — 1.0%
Emerson Electric Co.	219,936	$7,125,927

		7,125,927
Scientific Instruments – Gauges & Meters — 2.4%
Agilent Technologies, Inc.(1)	829,765	16,852,527

		16,852,527
Utilities – Electrical — 4.5%
FPL Group, Inc.	279,800	15,909,428
Public Service Enterprise Group, Inc.	488,300	15,933,229

		31,842,657
Utilities – Gas Distributors — 1.0%
Questar Corp.	231,826	7,200,516

		7,200,516
Utilities – Telecommunications — 3.4%
AT&T, Inc.	507,136	12,597,258
Verizon Communications, Inc.	372,911	11,459,555

		24,056,813

Total Common Stocks (Cost $641,774,131)		676,600,496

	Principal Amount	Value
Repurchase Agreements — 4.8%
State Street Bank and Trust Co. Repurchase Agreement, 0.00% dated 6/30/2009, maturity value of $34,064,000, due 7/1/2009(2)	$34,064,000	34,064,000

Total Repurchase Agreements (Cost $34,064,000)		34,064,000

Total Investments — 100.6% (Cost $675,838,131)		710,664,496

Other Liabilities, Net — (0.6)%		(3,924,627)

Total Net Assets — 100.0%		$706,739,869

(1)	Non-income producing security.
(2)	The table below presents collateral for repurchase agreements.

Security	Coupon	Maturity Date	Value ($)
U.S. Treasury Note	4.125%	8/31/2012	34,747,526

ADR — American Depositary Receipt.

The following is a summary of the inputs used as of June 30, 2009 in valuing the Fund's investments. For more information on valuation inputs, please refer to Note 1a of the accompanying Notes to Financial Statements.

	Valuation Inputs
Investments in Securities	Level 1	Level 2	Level 3	Total
Common Stocks	$676,600,496	$—	$—	$676,600,496
Repurchase Agreements	—	34,064,000	—	34,064,000

Total	$676,600,496	$34,064,000	$—	$710,664,496

The accompanying notes are an integral part of these financial statements.

RS Large Cap Alpha VIP Series	11

Financial Information — RS Large Cap Alpha VIP Series

Statement of Assets and Liabilities As of June 30, 2009 (unaudited)

Assets
Investments, at value	$710,664,496
Cash and cash equivalents	804
Receivable for investments sold	26,720,474
Dividends receivable	570,811
Receivable for fund shares subscribed	509,342
Due from distributor	11,656

Total Assets	738,477,583

Liabilities
Payable for investments purchased	31,065,297
Payable for fund shares redeemed	289,009
Payable to adviser	287,751
Accrued trustees’ fees	18,716
Accrued expenses/other liabilities	76,941

Total Liabilities	31,737,714

Total Net Assets	$706,739,869

Net Assets Consist of:
Paid-in capital	$1,127,524,037
Accumulated net investment income	4,852,555
Accumulated net realized loss from investments	(460,463,088)
Net unrealized appreciation on investments	34,826,365

Total Net Assets	$706,739,869

Investments, at Cost	$675,838,131

Pricing of Shares

Shares of Beneficial Interest Outstanding with no Par Value	25,707,933

Net Asset Value Per Share	$27.49

Statement of Operations For the Six-Month Period Ended June 30, 2009 (unaudited)

Investment Income
Dividends	$6,456,972
Interest	10,514
Withholding taxes on foreign dividends	(2,370)

Total Investment Income	6,465,116

Expenses
Investment advisory fees	1,602,907
Professional fees	76,465
Administrative service fees	77,897
Custodian fees	47,232
Trustees’ fees and expenses	29,721
Other expenses	49,464

Total Expenses	1,883,686
Less: Expense waiver by distributor	(57,039)
Less: Custody credits	(157)

Total Expenses, Net	1,826,490

Net Investment Income	4,638,626

Realized Gain/(Loss) and Change in Unrealized Appreciation/Depreciation on Investments
Net realized loss from investments	(179,514,597)
Net change in unrealized appreciation/depreciation on investments	197,314,088

Net Gain on Investments	17,799,491

Net Increase in Net Assets Resulting from Operations	$22,438,117

The accompanying notes are an integral part of these financial statements.

12	RS Large Cap Alpha VIP Series

Statement of Changes in Net Assets Six-month-ended numbers are unaudited

	For the Six Months Ended 6/30/09	For the Year Ended 12/31/08
Operations
Net investment income	$4,638,626	$11,148,764
Net realized loss from investments	(179,514,597)	(21,300,092)
Net change in unrealized appreciation/depreciation on investments	197,314,088	(278,186,818)

Net Increase/(Decrease) in Net Assets Resulting from Operations	22,438,117	(288,338,146)

Distributions to Shareholders
Net investment income	—	(10,839,533)

Total Distributions	—	(10,839,533)

Capital Share Transactions
Proceeds from sales of shares	58,085,126	58,816,995
Reinvestment of distributions	—	10,839,533
Cost of shares redeemed	(42,028,216)	(185,022,378)

Net Increase/(Decrease) in Net Assets Resulting from Capital Share Transactions	16,056,910	(115,365,850)

Net Increase/(Decrease) in Net Assets	38,495,027	(414,543,529)

Net Assets

Beginning of period	668,244,842	1,082,788,371

End of period	$706,739,869	$668,244,842

Accumulated Undistributed Net Investment Income Included in Net Assets	$4,852,555	$213,929

Other Information:

Shares
Sold	2,243,516	1,805,208
Reinvested	—	414,197
Redeemed	(1,659,207)	(5,273,954)

Net Increase/(Decrease)	584,309	(3,054,549)

The accompanying notes are an integral part of these financial statements.

RS Large Cap Alpha VIP Series	13

Financial Information — RS Large Cap Alpha VIP Series (continued)

The financial highlights table is intended to help you understand the Fund’s financial performance for the past six reporting periods. Certain information reflects financial results for a single Fund share. The total returns in the table represent the rate that an investor would have earned (or lost) on an investment in the Fund (assuming reinvestment of all distributions).

Financial Highlights Six-month-ended numbers are unaudited

	Net Asset Value, Beginning of Period	Net Investment Income	Net Realized and Unrealized Gain/(Loss)	Total Operations	Distributions From Net Investment Income	Distributions From Net Realized Capital Gains	Total Distributions

Six Months Ended 6/30/09¹	$26.60	$0.18	$0.71	$0.89	$—	$—	$—

Year Ended 12/31/08	38.43	0.46	(11.85)	(11.39)	(0.44)	—	(0.44)

Year Ended 12/31/07	33.67	0.36	4.75	5.11	(0.35)	—	(0.35)

Year Ended 12/31/06	29.29	0.39	4.59	4.98	(0.60)	—	(0.60)

Year Ended 12/31/05	28.42	0.50	0.70	1.20	(0.33)	—	(0.33)

Year Ended 12/31/04	27.30	0.39	1.23	1.62	(0.50)	—	(0.50)

The accompanying notes are an integral part of these financial statements.

14	RS Large Cap Alpha VIP Series

Net Asset Value, End of Period	Total Return²	Net Assets, End of Period (000s)	Net Ratio of Expenses to Average Net Assets³	Gross Ratio of Expenses to Average Net Assets	Net Ratio of Net Investment Income to Average Net Assets³	Gross Ratio of Net Investment Income to Average Net Assets	Portfolio Turnover Rate

$27.49	3.35%	$706,740	0.57%	0.59%	1.45%	1.43%	113%

26.60	(29.62)%	668,245	0.56%	0.56%	1.25%	1.25%	44%

38.43	15.19%	1,082,788	0.57%	0.57%	0.93%	0.93%	60%

33.67	17.26%	1,048,865	0.57%	0.57%	1.17%	1.17%	85%

29.29	4.30%	1,035,234	0.56%	0.56%	1.67%	1.67%	103%

28.42	6.00%	1,261,203	0.54%	0.54%	1.29%	1.29%	76%

Distributions reflect actual per–share amounts distributed for the period.

[1]	Ratios for periods less than one year have been annualized, except for total return and portfolio turnover rate.
[2]

Total returns do not reflect the effects of charges deducted pursuant to the terms of The Guardian Insurance & Annuity Company, Inc.’s variable contracts. Inclusion of such charges would reduce the total return for all periods shown.

[3]	Net Ratio of Expenses to Average Net Assets and Net Ratio of Net Investment Income to Average Net Assets include the effect of fee waivers, expense limitations and custody credits, if applicable.

The accompanying notes are an integral part of these financial statements.

RS Large Cap Alpha VIP Series	15

Notes to Financial Statements — RS Large Cap Alpha VIP Series (unaudited)

June 30, 2009 (unaudited)

RS Variable Products Trust (the “Trust”), a Massachusetts business trust organized on May 18, 2006, is registered under the Investment Company Act of 1940, as amended (the “1940 Act”), as an open-end management investment company. The Trust currently offers seventeen series. RS Large Cap Alpha VIP Series (formerly RS Core Equity VIP Series) (the “Fund”) is a series of the Trust. The Fund is a diversified fund. The financial statements for the other remaining series of the Trust are presented in separate reports.

The Fund has authorized an unlimited number of shares of beneficial interest with no par value. Class I shares of the Fund are only sold to certain separate accounts of The Guardian Insurance & Annuity Company, Inc. (“GIAC”). GIAC is a wholly-owned subsidiary of The Guardian Life Insurance Company of America (“Guardian Life”). The Fund is currently offered to insurance company separate accounts that fund certain variable annuity and variable life insurance contracts issued by GIAC.

Note 1.	Significant Accounting Policies

The following policies are in conformity with accounting principles generally accepted in the United States of America. The preparation of financial statements in accordance with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts and disclosures in the financial statements. Actual results could differ from those estimates.

a.  Investment Valuations

Marketable securities are valued at the last reported sale price on the principal exchange or market on which they are traded; or, if there were no sales that day, at the mean between the closing bid and asked prices. Securities traded on the NASDAQ Stock Market, LLC (“NASDAQ”) are generally valued at the NASDAQ official closing price, which may not be the last sale price. If the NASDAQ official closing price is not available for a security, that security is generally valued using the last reported sale price, or, if no sales are reported, at the mean between the closing bid and asked prices. Short-term investments that will mature in 60 days or less are valued at amortized cost, which approximates market value. Repurchase agreements are carried at cost, which approximates market value (See Note 4d). Foreign securities are valued in the currencies of the markets in which they trade and then converted to U.S. dollars using the prevailing exchange rates at the close of the New York Stock Exchange (“NYSE”). Investments in open-end management investment companies that are registered under the 1940 Act are valued based upon the net asset values determined by such investment companies.

Securities for which market quotations are not readily available or for which market quotations may be considered unreliable are valued at their fair values as determined in accordance with guidelines and procedures adopted by the Trust’s Board of Trustees.

Securities whose values have been materially affected by events occurring before the Fund’s valuation time but after the close of the securities’ principal exchange or market may be fair valued using methods approved by the Board of Trustees. In addition, if there has been a movement in the U.S. markets that exceeds a specified threshold, the values of the Fund’s investments in foreign securities are generally determined by a pricing service using pricing models designed to estimate likely changes in the values of those securities.

In accordance with Financial Accounting Standards Board (“FASB”) Statement of Financial Accounting Standards No. 157, Fair Value Measurements (“FAS 157”), fair value is defined as the price that the Fund would receive upon selling an investment in a timely transaction to an independent buyer in the principal or most advantageous market of the investment. FAS 157 established a hierarchy to maximize the use of observable market data and minimize the use of unobservable inputs and to establish classification of fair value measurements for disclosure purposes. Observable inputs are inputs that reflect the assumptions market participants would use in pricing the asset or liability developed based on market data obtained from sources independent of the reporting entity. Unobservable inputs are inputs that reflect the reporting entity’s own assumptions about the assumptions

16	RS Large Cap Alpha VIP Series

market participants would use in pricing the asset or liability developed based on the best information available in the circumstances. The hierarchy of inputs is summarized in the three broad levels listed below.

➢	Level 1 — unadjusted quoted prices in active markets for identical investments

➢

Level 2 — inputs other than unadjusted quoted prices that are observable either directly or indirectly (including adjusted quoted prices for similar investments, interest rates, prepayment speeds, credit risks, etc.)

➢	Level 3 — significant unobservable inputs (including the Fund’s own assumptions in determining the fair value of investments)

Inputs may include price information, volatility statistics, specific and broad credit data, liquidity statistics, and other factors. A security’s level within the fair value hierarchy is based on the lowest level of any input that is significant to the fair value measurement. However, the determination of what constitutes “observable” requires significant judgment by the Trust. The Trust considers observable data to be that market data which is readily available, regularly distributed or updated, reliable and verifiable, and provided by independent sources that are actively involved in the relevant market. The inputs or methodology used for valuing securities are not necessarily an indication of the risk associated with investing in those securities. Changes in valuation techniques may result in transfers in, to or out of an investment’s assigned level within the hierarchy.

In determining a security’s placement within the hierarchy, the Trust separates the Fund’s investment portfolio into two categories: investments and financial instruments (e.g. futures).

Investments. Investments whose values are based on quoted market prices in active markets, and are therefore classified within level 1, include active listed equities, and certain fixed income securities. The Trust does not adjust the quoted price for such instruments, even in situations where the Fund holds a large position and a sale could reasonably impact the quoted price.

Investments that trade in markets that are not considered to be active, but are valued based on quoted market prices, dealer quotations or alternative pricing sources supported by observable inputs are classified within level 2. These include certain U.S. government and sovereign obligations, most government agency securities, investment-grade corporate bonds, certain mortgage products, state, municipal and provincial obligations, and certain foreign equity securities.

Investments classified within level 3 have significant unobservable inputs, as they trade infrequently or not at all. Level 3 investments include, among other things, private placement securities. When observable prices are not available for these securities, the Trust uses one or more valuation techniques (e.g., the market approach or the income approach) for which sufficient and reliable data is available. Within level 3, the use of the market approach generally consists of using comparable market transactions, while the use of the income approach generally consists of the net present value of estimated future cash flows, adjusted as appropriate for liquidity, credit, market and/or other risk factors.

The inputs used by the Trust in estimating the value of level 3 investments include the original transaction price, recent transactions in the same or similar instruments, completed or pending third-party transactions in the underlying investment or comparable issuers, subsequent rounds of financing, recapitalizations, and other transactions across the capital structure. Level 3 investments may also be adjusted to reflect illiquidity and/or non-transferability, with the amount of such discount estimated by the Trust in the absence of market information. Assumptions used by the Trust due to the lack of observable inputs may significantly impact the resulting fair value and therefore the Fund’s results of operations.

Financial Instruments. Exchange-traded derivatives, such as futures contracts and exchange traded option contracts, are typically classified within level 1 or level 2 of the fair value hierarchy depending on whether or not they are deemed to be actively traded. Certain derivatives, such as generic forwards, swaps and options, have inputs which can generally be corroborated by market data and are therefore classified within level 2.

RS Large Cap Alpha VIP Series	17

Notes to Financial Statements — RS Large Cap Alpha VIP Series (unaudited) (continued)

b.  Federal Income Taxes

The Fund intends to continue complying with the requirements of the Internal Revenue Code to qualify as a regulated investment company and to distribute substantially all net investment income and realized net capital gains, if any, to shareholders. Therefore, the Fund does not expect to be subject to income tax, and no provision for such tax has been made.

From time to time, however, the Fund may choose to pay an excise tax if the cost of making the required distribution exceeds the amount of the excise tax.

As of June 30, 2009, the Trust has reviewed the tax positions for open periods, as applicable to the Fund, and has determined that no provision for income tax is required in the Fund’s financial statements. The Fund recognizes interest and penalties, if any, related to unrecognized tax benefits as income tax expense in the Statement of Operations. During the six months ended June 30, 2009, the Fund did not incur any interest or penalties. The Fund is not subject to examination by U.S. federal tax authorities for tax years before 2005 and by state authorities for tax years before 2004.

c.  Securities Transactions

Securities transactions are accounted for on the date securities are purchased or sold (trade date). Realized gains or losses on securities transactions are determined on the basis of specific identification.

d.  Foreign Currency Translation

The accounting records of the Fund are maintained in U.S. dollars. Investment securities and all other assets and liabilities of the Fund denominated in a foreign currency are generally translated into U.S. dollars at the exchange rates quoted at the close of the NYSE on each business day. Purchases and sales of securities, income receipts, and expense payments are translated into U.S. dollars at the exchange rates in effect on the dates of the respective transactions. The Fund does not isolate the portion of the fluctuations on investments resulting from changes in foreign currency exchange rates from the fluctuations in market prices of investments held. Such fluctuations are included with the net realized and unrealized gain or loss from investments.

e.  Investment Income

Dividend income is generally recorded on the ex-dividend date, except certain cash dividends from foreign securities, which are recorded as soon as the Fund is informed of the dividend. Interest income, which includes amortization/accretion of premium/discount, is accrued and recorded daily.

f.  Expenses

Many expenses of the Trust can be directly attributed to a specific series of the Trust. Expenses that cannot be directly attributed to a specific series of the Trust are generally apportioned among all the series in the Trust, based on relative net assets.

g.  Custody Credits

The Fund has entered into an arrangement with its custodian whereby credits realized as a result of uninvested cash balances are used to reduce the Fund’s custodian expenses. The Fund could have employed the uninvested assets to produce income in the Fund if the Fund had not entered into such an arrangement. The Fund’s custody credits, if any, are shown in the accompanying Statement of Operations.

h.  Distributions to Shareholders

The Fund intends to distribute substantially all of its net investment income typically at least once each year and any net realized capital gains once each year. Unless the Fund is instructed otherwise, all distributions to shareholders are credited in the form of additional shares of the Fund at the net asset value, recorded on the ex-dividend date.

i.  Capital Accounts

Due to the timing of dividend distributions and the differences in accounting for income and realized gains/(losses) for financial statement purposes versus federal income tax purposes, the fiscal year in which amounts are distributed may differ from the year in which the income and realized gains/(losses) were recorded by the Fund.

j.  Temporary Borrowings

The Fund, with other funds managed by RS Investment Management Co. LLC (“RS Investments”), shares in a $75 million committed revolving credit/overdraft

18	RS Large Cap Alpha VIP Series

protection facility from State Street Bank and Trust Company for temporary purposes, including the meeting of redemption requests that otherwise might require the untimely disposition of securities. Interest is calculated based on market rates at the time of borrowing; all the funds that are parties to the facility share in a commitment fee that is allocated among the funds on the basis of their respective net assets. The Fund may borrow up to the lesser of one-third of its total assets (including amounts borrowed) or any lower limit specified in the Fund’s Statement of Additional Information or Prospectus.

For the six months ended June 30, 2009, the Fund did not borrow from the facility.

Note 2.	Transactions with Affiliates

a.  Advisory Fee and Expense Limitation

Under the terms of the advisory agreement, which is reviewed and approved annually by the Board of Trustees, the Fund pays an investment advisory fee to RS Investments. Guardian Investor Services LLC (“GIS”), a subsidiary of Guardian Life, holds a majority interest in RS Investments. RS Investments receives an investment advisory fee based on the average daily net assets of the Fund at an annual rate of 0.50%. The Fund has also entered into an agreement with GIS for distribution services with respect to its shares.

An expense limitation has been imposed pursuant to a written agreement between RS Investments and the Trust in effect through December 31, 2009, to limit the Fund’s total annual fund operating expenses to 0.57% of the average daily net assets of the Fund.

RS Investments and GIS do not intend to recoup any reimbursed expenses or waived advisory fees from a prior year under expense limitations then in effect for the Fund.

b.  Compensation of Trustees and Officers

Trustees and officers of the Trust who are interested persons of RS Investments, as defined in the 1940 Act, receive no compensation from the Fund for acting as such. Trustees of the Trust who are not interested persons of RS Investments receive compensation and reimbursement of expenses.

Note 3.	Federal Income Taxes

a.  Distributions to Shareholders

The tax character of distributions paid to shareholders during the year ended December 31, 2008, which is the most recently completed tax year, was as follows:

Ordinary Income
$10,839,533

Income and capital gain distributions are determined in accordance with income tax regulations, which may differ from generally accepted accounting principles. These differences are primarily due to differing treatments of income and gains on various investment securities held by the Fund, timing differences, and differing characterizations of distributions made by the Fund. Permanent book and tax basis differences will result in reclassifications to paid-in capital, undistributed net investment income and accumulated undistributed net realized gain/(loss) on investments and foreign currency transactions. Undistributed net investment income and accumulated undistributed net realized gain/(loss) on investments and foreign currency transactions may include temporary book and tax differences, which will reverse in a subsequent period.

The tax basis of distributable earnings as of December 31, 2008, which is the most recently completed tax year, was as follows:

Undistributed Ordinary Income
$262,925

During any particular year, net realized gains from investment transactions, in excess of available capital loss carryforwards, would be taxable to the Fund if not distributed and, therefore, are normally distributed to shareholders annually.

RS Large Cap Alpha VIP Series	19

Notes to Financial Statements — RS Large Cap Alpha VIP Series (unaudited) (continued)

During the year ended December 31, 2008, the Fund did not utilize capital loss carryovers. Capital loss carryovers available to the Fund at December 31, 2008 were as follows:

Expiring	Amount
2010	$164,731,575
2011	95,938,938
2016	7,440,377

Total	$268,110,890

In determining its taxable income, current tax law permits the Fund to elect to treat all or a portion of any net capital or currency loss realized after October 31 as occurring on the first day of the following fiscal year. For the year ended December 31, 2008, the Fund elected to defer $11,512,164 net capital and currency losses.

b.  Tax Basis of Investments

The cost of investments for federal income tax purposes at June 30, 2009, was $679,436,890. The gross unrealized appreciation and depreciation of investments, on a tax basis, at June 30, 2009, aggregated $46,269,283 and $(15,041,677), respectively, resulting in net unrealized appreciation of $31,227,606.

Note 4.	Investments

a.  Investment Purchases and Sales

The cost of investments purchased and the proceeds from investments sold (excluding short-term investments) amounted to $710,355,026 and $696,573,810, respectively, for the six months ended June 30, 2009.

b.  Foreign Securities

Foreign securities investments involve special risks and considerations not typically associated with those of U.S. origin. These risks include, but are not limited to, currency risk; adverse political, social, and economic developments; and less reliable information about issuers. Moreover, securities of some foreign companies may be less liquid and their prices more volatile than those of comparable U.S. companies.

c.  Industry or Sector Concentration

In its normal course of business, the Fund may invest a significant portion of its assets in companies concentrated within a number of industries or sectors. As a result, the Fund may be subject to a greater risk of loss than that of a fund invested in a wider spectrum of industries or sectors because the stocks of many or all of the companies in the industry, group of industries, sector, or sectors may decline in value due to developments adversely affecting the industry, group of industries, sector, or sectors.

d.  Repurchase Agreements

The collateral for repurchase agreements is either cash or fully negotiable U.S. government securities (including U.S. government agency securities). Repurchase agreements are fully collateralized (including the interest accrued thereon) and such collateral is marked-to-market daily while the agreements remain in force. If the value of the collateral falls below the repurchase price plus accrued interest, the Fund will typically require the seller to deposit additional collateral by the next business day. If the request for additional collateral is not met, or the seller defaults, the Fund maintains the right to sell the collateral and may claim any resulting loss against the seller.

Note 5.	Review for Subsequent Events

In accordance with the provisions set forth in FASB Statement of Financial Accounting Standards No. 165, Subsequent Events, adopted by the Fund as of June 30, 2009, the Trust has evaluated the possibility of subsequent event existing in the Fund’s financial statements through August 21, 2009, the date the financial statements were issued. The Trust has determined that there are no material events that would require disclosure in the Fund’s financial statements through this date.

Note 6.	Indemnifications

Under the Trust’s organizational documents, its officers and trustees are entitled to be indemnified against certain liabilities arising out of the performance of their duties to the Fund. In addition, in the normal course of

20	RS Large Cap Alpha VIP Series

business, the Fund enters into contracts with its vendors and others that provide general indemnifications. The Fund’s maximum exposure under these arrangements is unknown as this would involve future claims that may be made against the Fund. However, based on experience, the Fund expects the risk of loss to be remote.

RS Large Cap Alpha VIP Series	21

Supplemental Information (unaudited)

Approval of Investment Advisory Agreements for RS Variable Products Trust

The Board of Trustees of RS Variable Products Trust (the “Trust”), including all of the Trustees who are not interested persons of the Trust or of RS Investment Management Co. LLC (the “disinterested Trustees”), met in person on August 12 – 13, 2008, to consider the continuation of the investment advisory and sub-advisory agreements (collectively, the “Advisory Agreements”) for the one-year period commencing August 31, 2008, for all 17 series of the Trust: RS Mid Cap Growth VIP Series, RS Technology VIP Series, RS Partners VIP Series, RS Value VIP Series, RS Global Natural Resources VIP Series, RS Large Cap Alpha VIP Series, RS Small Cap Growth Equity VIP Series, and RS Equity Dividend VIP Series (the “RS-Managed Funds”); RS Large Cap Value VIP Series, RS S&P 500 Index VIP Series, RS Asset Allocation VIP Series, RS International Growth VIP Series, RS Emerging Markets VIP Series, RS Investment Quality Bond VIP Series, RS Low Duration Bond VIP Series, RS High Yield Bond VIP Series, and RS Money Market VIP Series (the “Sub-Advised Funds”, and together with the RS-Managed Funds, the “Funds”).

RS Investment Management Co. LLC (“RS Investments”) is responsible for the day-to-day investment management of the RS-Managed Funds; various Sub-Advisers (the “Sub-Advisers”) overseen by RS Investments are responsible for the day-to-day investment management of the Sub-Advised Funds. UBS Global Asset Management (Americas) Inc. serves as Sub-Adviser to RS Large Cap Value VIP Series; Guardian Investor Services LLC (“GIS”), a subsidiary of The Guardian Life Insurance Company of America, serves as Sub-Adviser to RS S&P 500 Index VIP Series, RS Asset Allocation VIP Series, RS Investment Quality Bond VIP Series, RS Low Duration Bond VIP Series, RS High Yield Bond VIP Series, and RS Money Market VIP Series; Guardian Baillie Gifford Limited serves as Sub-Adviser, and Baillie Gifford Overseas Limited serves as Sub-Sub-Adviser to RS International Growth VIP Series and RS Emerging Markets VIP Series (the sub-sub-advisory agreements relating to these Funds are also considered “Sub-Advisory Agreements” and “Advisory Agreements”

for purposes of this discussion, and the sub-sub-adviser is also considered a Sub-Adviser for purposes of this discussion).

At their meeting, the Trustees considered a number of factors in determining to approve the continuation of the Advisory Agreements. In all of their deliberations regarding the Advisory Agreements, the disinterested Trustees were advised by their independent counsel, with whom they had separate meetings and discussions on a number of occasions during and preceding the dates of the official Board meeting. In addition, the Trustees were assisted in their review by the Chief Compliance Officer of the Trust, who reviewed all of the information presented to the Trustees and, with the assistance of independent counsel to the disinterested Trustees, prepared a written report on the key factors for the Trustees. That written report discussed a number of the factors described below and concluded that the information that RS Investments had provided to the Trustees provided a reasonable basis for the Trustees to conclude that the advisory fees proposed in connection with the continuation of the Advisory Agreements were reasonable with respect to each Fund.

The Trustees were also assisted in their review by two independent consultants retained by the Trustees. The consultants provided assistance in a variety of aspects of the Trustees’ review, including, among other things, the development of appropriate expense and performance peer groups for the Funds, review of expense and performance data received by the Trustees, consideration of economies of scale, analysis of profitability data from RS Investments and the Sub-Advisers, and evaluation of industry trends. The consultants met with the Trustees on a number of occasions, both by telephone and at the August 2008 in-person meeting.

In their consideration of the Advisory Agreements, the Trustees considered generally the continuing, favorable interaction of the legacy investment teams at RS Investments and GIS. They also considered improvements in service over the course of the year through realignments of various administrative, accounting, and control functions between the two firms, and were generally satisfied with those services currently being provided by the two firms.

22	RS Large Cap Alpha VIP Series

The Trustees considered the fees charged by RS Investments to the Funds under the Investment Advisory Agreements and the fees paid to the various Sub-Advisers under the Sub-Advisory Agreements. In this connection, representatives of RS Investments noted to the Trustees that the fees charged by RS Investments to the Funds reflect a number of factors. They noted, for example, the generally high quality of the investment management teams at RS Investments, the high levels of compensation that are required to retain the firm’s investment professionals, and the alternative employment opportunities available to many of those professionals. They also noted that, as to the Sub-Advised Funds, RS Investments pays a large part, in most cases the large majority, of the fees it receives to the Sub-Advisers.

The Trustees considered information provided by RS Investments as to the fees charged by RS Investments to clients other than the Funds, including institutional separate accounts and mutual funds for which RS Investments serves as sub-adviser. RS Investments generally charges lower fees to those accounts. In a number of cases, such an account pays fees at the same rate as the comparable Fund on assets up to a specified level, and then at lower rates on additional assets. In some cases, an account’s fee rate will be lower at all levels than that of the comparable Fund. Representatives of RS Investments explained that administrative, compliance, reporting, and other legal burdens of providing investment advice to mutual funds exceed those required to provide advisory services to non-mutual fund clients such as institutional accounts for retirement or pension plans. In addition, they pointed out that there is substantially greater legal and other risk to RS Investments in managing public mutual investment products than in managing private accounts or in sub-advising mutual funds sponsored by others. They also explained that the services and resources required of RS Investments where it sub-advises mutual funds sponsored by others are substantially less than in the case of the Funds, since many of the administrative and compliance responsibilities related to the management function are retained by the primary adviser.

RS Investments furnished information to the Trustees compiled by the independent Lipper organization showing a comparison of RS Investments’ fee rate for each Fund compared to peer mutual funds having similar objectives, strategies, and within the same broad range of asset sizes. RS Investments also worked with an independent consultant to the disinterested Trustees in identifying peer groups of mutual funds with respect to each Fund. One of the independent consultants prepared an analysis of comparative management fees and expenses, and discussed his conclusions with the disinterested Trustees. In his report, the Chief Compliance Officer stated that the data showed RS Investments’ fees to be within the range of comparable mutual funds, even though the fees with respect to some of the Funds tended to be at the higher end of the range.

The Chief Compliance Officer noted that the advisory fees for the Funds, although the same as those of the retail versions of the Funds, were relatively high compared to peer variable product funds. He also noted that, although the total expense ratios of the Funds also tended to be higher than those of their peers, it appeared that the differences were generally attributable to the small asset size of the Funds.

The Trustees also reviewed information from that compilation showing total expenses for the Funds in comparison to peer funds. The Trustees considered the total expense ratios of the Funds and noted that a number of them were higher than the median of their peer funds. They noted that in some cases that appeared to be due to the level of the Funds’ advisory fees and, in many cases, due to the fact that the Funds’ custodial fees were relatively high. In the course of their discussions with the Trustees, representatives of RS Investments noted in this regard that the Funds’ recently renegotiated custodial arrangements were likely to result in savings to the Funds in the coming year. The Trustees noted in the course of the discussion that, in a number of cases, especially in respect of variable Funds, the number of peer funds was quite limited, potentially limiting the utility of the data provided.

RS Large Cap Alpha VIP Series	23

Supplemental Information (unaudited) (continued)

RS Investments furnished detailed financial information, in the form of a consolidated profit and loss statement, showing the revenues and expenses related to the management of the RS Funds as a whole and each of RS Investments’ other categories of advisory clients, respectively. That information showed the substantial costs of providing services to the Funds. The Chief Compliance Officer also noted in his report that he had discussed with RS Investments the basis for the allocation of RS Investments’ general or common expenses to the cost analysis for the Funds and that he believed the allocation methodology and resulting allocations were reasonable.

RS Investments also furnished a detailed profitability analysis with respect to each Fund for the year ended December 31, 2007, and for the five months ended May 31, 2008. In his report, the Chief Compliance Officer noted that the Value Funds had generally been more profitable over the periods covered than Funds in other investment disciplines, and that the Funds had been less profitable generally than the retail versions of the Funds. The Trustees noted that the range of profitability for the Core Funds, the Growth Funds, and the Value Funds was wide, but that RS Investments’ profitability on its mutual fund business as a whole was higher than the profitability of the separate account advisory business. The Trustees also noted that RS Investments’ subadvisory business had a lower profit margin due to the reduced fees it receives in respect of that business. The Chief Compliance Officer noted in his report that a comparable or higher profit margin relating to RS Investments’ services to the Funds appeared justifiable by the higher risk and responsibilities associated with the mutual fund business.

The Chief Compliance Officer also noted in his report that the profitability of the Funds to GIS, an affiliate of RS Investments, is within the range of profitability for RS Investments, and generally lower, with the most profitable Fund being the RS S&P 500 Index VIP Series, which did not have any performance or expense concerns to note.

The Trustees considered whether economies of scale would likely be realized as the Funds grow and whether a reduction in the advisory fees paid by the Funds by means of breakpoints would be appropriate. The Trustees also considered a report provided to them by their independent consultants as to economies of scale, both generally and as to the Funds specifically, and the consultants’ recommendations that the Trustees give careful consideration to the manner in which shareholders might realize some of the benefit of such economies over time, as the Funds grow in size. In his report, the Chief Compliance Officer noted that the profits from the Funds enable RS Investments to devote greater resources to the management of the Funds, including organizational enhancements and financial incentives for the portfolio managers, analysts, and other personnel who in many cases have lucrative alternative employment and business opportunities available to them. He also noted RS Investments’ commitment to achieving consistently superior investment performance as shown by RS Investments’ reinvestment of its resources in an effort to improve its investment processes and in an effort to recruit and retain the best professionals available to it. The Chief Compliance Officer also noted that RS Investments maintains that one of its strengths is the tenure of its investment management teams. He noted, as well, that certain investment styles, such as small-cap and some mid-cap strategies, do not as readily benefit from economies of scale because of the limited ability to increase the size of a Fund’s investment in certain portfolio holdings.

The Trustees considered the nature, extent, and quality of the services provided by RS Investments. In this regard, the Trustees took into account the experience and skills of the Funds’ portfolio management teams and of RS Investments’ senior management, and the time and attention devoted by each to the Funds. The Trustees considered the performance of each Fund while also considering its applicable investment objective and strategy and its overall expense ratio. The Trustees also received information throughout the year regarding the capabilities of RS Investments in securities trading, and changes in personnel in RS Investments’ trading staff. The Trustees also considered RS Investments’ significant responsibilities in monitoring the services provided by the Sub-Advisers.

24	RS Large Cap Alpha VIP Series

The Trustees reviewed performance information for each Fund for various periods. That review included an examination of comparisons of the performance of the Funds to relevant securities indexes and various peer groups of mutual funds prepared by the independent Lipper and Morningstar organizations with respect to various periods, and relative rankings of the Funds compared to peer funds during various periods. The Trustees noted that, in his report, the Chief Compliance Officer had found that, except as noted below, no Fund appeared to have substantially lagged all peer mutual funds and indexes for all relevant periods. The Chief Compliance Officer noted specifically that each of RS Asset Allocation VIP Series and RS High Yield Bond VIP Series had underperformed its peers’ averages for various periods. The Chief Compliance Officer noted that RS High Yield Bond VIP Series had experienced a significant portfolio manager change and that RS Investments was engaging in internal discussions about plans to address the performance concerns of RS Asset Allocation VIP Series.

The Trustees considered the research and other similar services RS Investments receives from many of the broker-dealers with which it places the Funds’ (as well as other RS Investments clients’) portfolio transactions and from third parties with which these broker-dealers have arrangements. The Trustees receive information on those arrangements quarterly throughout the year and have the opportunity to discuss that information with representatives of RS Investments at the meetings. The Trustees considered the benefit to RS Investments and its affiliates from such services including that (1) the services are of value to RS Investments and its affiliates in advising RS Investments’ clients (including the Funds) and (2) RS Investments might otherwise be required to purchase some of these services for cash. The Trustees considered information provided to them quarterly during the year regarding the benefits to RS Investments of research and brokerage services provided in connection with so-called “bundled brokerage” arrangements. The Trustees concluded that these “soft dollar” relationships’ benefit to RS Investments was reasonable and that the Funds also benefited from them.

The Trustees reviewed detailed information regarding the various Sub-Advisers to the Funds, including information as to compliance with federal securities laws, capabilities and experience of portfolio management personnel and any changes in such personnel in the past year, financial information as to the Sub-Advisers, information as to their trading practices, and general information as to the pricing of the Sub-Advisers’ services.

The Trustees considered generally the nature and quality of the administrative services provided to the Funds by RS Investments and by GIS, including, among other things, changes in and enhancements to the firms’ personnel and capabilities, their performance during the course of the preceding year, and the responsiveness of senior management to the Trustees’ requests.

The Trustees noted a number of specific recent enhancements to the services provided by RS Investments, including, among others, the following factors cited by the Chief Compliance Officer:

➢

RS Investments continues to integrate the respective RS and GIS organizations. Most of the changes have strengthened the organization and its ability to devote greater resources to the services provided to the Funds. Integration work continues, particularly with respect to the management of the New York office’s activities by personnel in San Francisco.

➢

RS Investments has been responsive to concerns raised by the Trustees with respect to the performance of various Funds and the interaction of members across portfolio management teams in order to reduce the compartmentalization of RS Investments.

➢	RS Investments has invested in the firm by working to improve its portfolio management and client service activities, as well as by consulting outside experts about how best to improve the firm.

➢	RS Investments has provided necessary staffing, training, and other compliance resources necessary for the Chief Compliance Officer to perform his responsibilities as the Chief Compliance Officer.

RS Large Cap Alpha VIP Series	25

Supplemental Information (unaudited) (continued)

The Trustees also considered the Chief Compliance Officer’s conclusion that RS Investments provides high quality advisory and related services to the Funds.

After considering all of the information described above, including the Chief Compliance Officer’s written report, the Trustees unanimously voted to approve the continuation of the Advisory Agreements, including the advisory fees proposed in connection with that continuation, for the one-year period commencing August 31, 2008.

Portfolio Holdings and Proxy Voting Procedures

The Fund files its complete schedule of portfolio holdings with the Securities and Exchange Commission for the first and third quarters of each fiscal year on Form N-Q. The Fund’s Form N-Q is available on the Securities and Exchange Commission’s Web site at

http://www.sec.gov. The Fund’s Form N-Q may be reviewed and copied at the Commission’s Public Reference Room in Washington, DC, and information on the operation of the Public Reference Room may be obtained by calling 800-SEC-0330. This information is also available, without charge, upon request, by calling toll-free 800-221-3253.

A description of the policies and procedures that the Fund uses to determine how to vote proxies relating to portfolio securities, and information regarding how the Fund voted proxies relating to portfolio securities during the most recent 12-month period ended June 30 will be available (i) without charge, upon request, by calling toll-free 800-221-3253; and (ii) on the Securities and Exchange Commission’s Web site at http://www.sec.gov.

26	RS Large Cap Alpha VIP Series